UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

January 4, 2012
Date of Report (Date of earliest event reported)

Mass Hysteria Entertainment Company, Inc.

(Exact name of registrant as specified in its charter)
Nevada	333-146517	20-3107499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS EmployerIdentification No.)

8899 Beverly Blvd. Suite 710
West Hollywood, California 90048
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 285-7800

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

See Item 3.02 below.

Section 3 – Securities and Trading Markets

Item 3.02	Unregistered Sales of Equity Securities.

On January 4, 2012, we issued 8% convertible promissory notes in the aggregate principal amount of $22,500 to a single accredited investor.  The notes have a maturity date of October 6, 2012.  Beginning July 3, 2012, these notes are convertible into shares of our common stock at a conversion price of fifty nine percent (59%) of the average of the three (3) lowest per share market values during the ten (10) trading days immediately preceding a conversion date.  The proceeds were used for working capital and general corporate purposes.  These issuances were exempt under Section 4(2) and/or Regulation D of the Securities Act of 1933, as amended.

The investor purchasing this note also holds  four other convertible notes.  Under these notes, we are required to reserve 5 times the amount of stock issuable under all notes.  Accordingly, we were required to reserve 600,000,000 shares of common stock in connection with the issuance of this note (which reservation will take effect upon effectiveness of the amendment to our articles of incorporation to increase our common stock) along with the 165,720,340 shares already reserved in respect of such investor’s outstanding convertible notes.

The paragraphs above describe certain of the material terms of the financing transaction with the purchaser. Such description is not a complete description of the material terms of the financing transaction and is qualified in its entirety by reference to the agreements entered into in connection with the financing which are included as exhibits to this Current Report on Form 8-K.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit
Number	Description

4.1	Convertible Promissory Note
10.1	Securities Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mass Hysteria Entertainment Company, Inc.

Date: January 10, 2012	By:	/s/ Daniel Grodnik
Daniel Grodnik, Chief Executive Officer